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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

RETRACTABLE TECHNOLOGIES' VANISHPOINT(R) SAFETY SYRINGES TO BE INCLUDED IN ABBOTT LABORATORIES' HOSPITAL ANESTHESIA TRAYS

Little Elm, Texas, July 31, 2001--Retractable Technologies, Inc. (AMEX; RVP), a leading maker of safety needle products, today announced that it had signed an agreement with Abbott Laboratories (NYSE; ABT) granting Abbott the exclusive right to place Retractable's VanishPoint(R) automated retraction syringes in its spinal and epidural anesthesia trays.

     Under the terms of the agreement, Abbott will use Retractable's 1cc and 3cc syringes in these trays, which Abbott markets to acute care hospitals in the United States. Abbott expects to begin shipping the trays to its customers in the fourth quarter of this year.

     The new marketing agreement represents an amendment to a five-year marketing and distribution pact Retractable signed with Abbott in May 2000, under which Abbott markets and distributes Retractable's syringes and blood collection devices to the acute care hospital market.

     Thomas J. Shaw, president and CEO of Retractable, said, "We're interested in every opportunity to get wider exposure for our innovative retractable needle technology and to generate hospital-wide demand for VanishPoint(R) products."

     Retractable's revolutionary safety needle products virtually eliminate health care workers' exposure to accidental needlestick injuries, which can result in HIV/AIDS, hepatitis B, hepatitis C and other potentially deadly bloodborne diseases. VanishPoint(R) devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device.

     For more information on Retractable, visit our Web site at Vanishpoint.com.

CONTACT: Retractable Technologies, Inc.
Media Contact:
Phillip L. Zweig, 212/490-0811
plzweig@aol.com
or
Investor Relations:
Douglas W. Cowan, 972/294-1010
rtifinancial@vanishpoint.com